Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors)
(415) 439-4504

Edelman (Public Relations)
Stacy Doyle
(503) 227-5767
FOR IMMEDIATE RELEASE	stacy.doyle@edelman.com

METRO ONE ANNOUNCES ADDITIONAL COST REDUCTION

PORTLAND, Oregon – June 15, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today announced that, as part of its ongoing corporate-wide program to cut costs, it has closed and consolidated the operations of certain of its call centers and will close others in the next 75 days.

Metro One closed two of its call centers in May, and the closure of an additional call center is scheduled by the end of June.  Eight more call centers are scheduled to be closed by the end of August and call volume will be transferred to the remaining 20 call centers.

The Company estimates that by year end, the ongoing program to cut costs, coupled with efficiencies achieved through consolidation of call volume, will reduce future cash operating expenses at a rate of more than $24 million per year from the current level.  Additionally, termination of ongoing lease expenses for the affected call centers will add to this savings subsequent to the end of the current year, as such leases run out, are bought out or as properties are subleased or otherwise disposed of.

The Company will be taking a restructuring charge related to the aforementioned facility closures and related expense reductions in both the 2nd and 3rd quarters of 2005.  The one-time cash costs associated with the expected costs savings, excluding costs related to the closed centers’ on-going lease obligations, will approximate $3 million.

Timothy Timmins, Metro One’s president and chief executive officer, commented, “The closure and consolidation of call centers is a necessary part of our continuing corporate-wide effort to align expenses with reduced revenues.  This is being accomplished in a manner that will permit us to maintain the highest quality of service to our carriers and retail customers.  The Board and management of Metro One are committed to enhancing shareholder value and this phase of facility consolidation and expense reduction is an important step in that ongoing process.”

About Metro One Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance® and other enhanced telecom services.  It operates a network of call centers located strategically throughout the U.S.  Infone® is Metro One’s premium personal assistant telephone service, which consumers can join by visiting www.infone.com or by calling 888-411-1111.  Infone is a registered trademark of Metro One Telecommunications, Inc.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks uncertainties that could cause actual results to differ materially from the forward-looking statements.  These risks include, but are not limited to, statements regarding the closing of call centers and anticipated costs and timing of such actions, and the estimated reduction in annual operating expenses, as well as the factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.  The Company is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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